Exhibit 21.1

SUBSIDIARIES OF DIGITAL VIDEO SYSTEMS, INC.
  DVS Korea Co., Ltd., our 51% owned Korean subsidiary.
  Shanghai Fangyuan Digital Technology Ltd., 10% of which is owned by Digital Video Systems, Inc. and 51% of which is owned by DVS Korea Co., Ltd.